Exhibit 15.2

May 24, 2010

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

We have been furnished with a copy of the response to Item 16F of Form 20-F for the event that occurred on November 10, 2009, to be filed by América Móvil, S.A.B. de C.V., the parent company of our former client, TracFone Wireless, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ BDO Seidman, LLP